Exhibit 10.36

EMPLOYMENT AGREEMENT

AGREEMENT made and entered into in Waterbury, Vermont, by and between Green Mountain Coffee Roasters, Inc. (the “Company”), a Delaware corporation with its principal place of business in Waterbury, Vermont, and Lawrence J. Blanford, of South Burlington, Vermont (the “Executive”), effective as of the 1st day of February, 2012 (the “Effective Date”).

WHEREAS, the Executive has been employed by the Company as its President and Chief Executive Officer since May 2007;

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of areas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is experienced in all phases of the Company’s business and possesses an intimate knowledge of the business and affairs of the Company and its Affiliates and its policies, procedures, methods and personnel; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to continue to employ the Executive as its President and Chief Executive Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.                                      Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2.                                      Term.  Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall be for the period commencing on the Effective Date hereof and ending on the earlier to occur of (i) the termination of the Executive’s employment hereunder pursuant to Section 5 and (ii) December 31, 2013 (the “Term”), and may be extended or renewed only by a written agreement signed by the Executive and an expressly authorized representative of the Company.  The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof”.

3.                                      Capacity and Performance.

(a)                                 During the Term, other than during the Transition Period (as defined in Section 5(g) below), the Executive shall serve the Company as its President and Chief Executive Officer.  In addition, and without further compensation, other than during the Transition Period, (i) the Board of Directors (the “Board”) will, so long as Executive is employed hereunder, renominate as necessary and recommend the Executive’s election to continue to serve as a member of the Board and the Executive shall so serve if elected or reelected, and (ii) the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

(b)                                 As a condition of employment, the Executive has executed the Company’s Code of Conduct and has agreed to fully abide by its terms and conditions throughout the Term and to reaffirm his compliance annually with such Code of Conduct or similar policy.

(c)                                  During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position, together with such other duties and responsibilities on behalf of the Company and its Affiliates as may reasonably be designated from time to time by the Board.

(d)                                 During the Term, the Executive shall devote his full business time, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder.  The Executive shall not engage in any other business activity or serve in any industry, trade, professional or governmental position during the Term, except as may be expressly approved in advance by the Board in writing.  The Executive may participate in reasonable charitable and academic endeavors (including as a board member) so long as they do not materially interfere with his duties hereunder.  The Executive’s service on the Board of Trustees of St. Michael’s College in Essex, Vermont is specifically approved in this Agreement.

(e)                                  Upon advance approval by the Company’s Governance and Nominating Committee, which approval shall not be unreasonably withheld, the Executive may serve as an outside director of other companies, including public companies, so long as in the reasonable judgment of the Board such activities do not interfere with the performance of his duties as Chief Executive Officer of the Company.

4.                             Compensation and Benefits.  As compensation for all services performed by the Executive under and during the Term, and subject to performance of the Executive’s duties and fulfillment of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a)                         Base Salary.  During the Term, the Company shall pay the Executive a base salary at the rate of Nine Hundred Fifty Thousand Dollars ($950,000) per annum, payable in bi-weekly installments in accordance with the regular payroll practices of the Company for its executives (the “Base Salary”).

(b)                         Short-Term Incentive Compensation.  The Executive shall be eligible to participate in the Company’s Short-Term Incentive Plan (“STIP”) made available to senior executives of the Company, in accordance with the terms thereof, as in effect and as amended from time to time.  In each year of the Term, the Executive shall be eligible to earn an annual STIP Bonus with a target of one hundred percent (100%) of Base Salary, which bonuses shall be subject to and payable in accordance with the terms set forth in the STIP, but in no event shall such bonuses be paid any later than the applicable two and one-half (2-1/2) month period for short-term deferrals as provided in 26 CFR §1.409A-1(b)(4).  Any STIP Bonus paid to the Executive shall be in addition to the Base Salary.  The criteria for earning a STIP Bonus shall be governed by the terms of the STIP or as may be determined by the Company’s Compensation and Organizational Development Committee or Board, as the case may be.

(c)                         Long-Term Incentive Compensation.  The Executive will receive a grant, on or about March 22, 2012, or such other date as equity grants are otherwise made generally to the Company’s executives (the “Effective  Grant Date”) of Restricted Stock or Restricted Stock Units having a value of $3 million on the Effective Grant Date, which will cliff vest on the earlier of (i) Executive’s Retirement Date (as defined in Section 5(g) below), (ii) his date of termination due to his death (as defined in Section 5(a), due to his disability (as defined in Section 5(b), for Good Reason (as defined in Section 5(e), or other than for Cause (as defined in Section 5(d)), and (iii) December 31, 2013.  For calendar year 2013, the Executive will be considered for a long-term award by the Board in the ordinary course when the 2013 awards for other active officers are reviewed.

(d)                        Stock Options.  The Executive acknowledges that promptly following the date the Executive commenced employment in May 2007, the Company granted to the Executive an option to purchase 70,000 shares of the Company’s common stock, with an exercise price equal to fair market value on the date of grant, vesting at the rate of twenty percent (20%) on each of the first five (5) anniversaries of the date of grant, provided that the Executive was still employed by the Company on each such vesting date.  (The final twenty percent is scheduled to vest in May 2012.)  All options granted to the Executive by the Company are subject to any applicable stock option plan, option certificate, and shareholder and/or option holder agreements and other restrictions and limitations generally applicable to equity held by Company executives or otherwise required by law.  The Executive shall not be eligible to receive any stock options, restricted stock or other equity of the Company, however, whether under an equity incentive plan or otherwise, except as expressly provided in this Agreement or as otherwise authorized for him expressly by the Board.

(e)                         Vacations.  During the Term, the Executive shall be entitled to paid vacation at the rate of four  (4) weeks per  year, such vacation to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.  Unused vacation hours may be carried over from year to year, up to a cumulative maximum of one hundred sixty (160) hours, pursuant to the terms of the Company’s Combined Time Off (“CTO”) program, in effect and as amended from time to time.

(f)                          Other Benefits.  During the Term, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent any such employee benefit plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay benefit), in which case the Executive shall be eligible for the benefit as set forth in this Agreement.  The Executive’s benefit participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Company may alter, modify, add to or terminate its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(g)                         Business Expenses.  The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business and travel expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation requirements as may be specified by the Company from time to time.  The Company agrees to pay or reimburse the Executive for reasonable legal fees incurred by him in the review and documentation of this Agreement in an amount not to exceed $50,000.  The Company shall make such reimbursement payments under this Section 4(g) to Executive within thirty (30) days of the submission of proper substantiation.  In the case of any reimbursement to which the Executive is entitled under this Agreement, including without limitation under this Section 4(g), and that would constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the following additional rules shall apply: (i) the reimbursable expense must have been incurred, except as otherwise expressly provided in this Agreement, during the Term; (ii) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement shall be made, if at all, not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (iv) the Executive’s entitlement to reimbursement shall not be subject to liquidation or exchange for another benefit.

(h)                        Reserved.

(i)                            Term Life Insurance.  During the Term, the Company shall maintain and pay, or reimburse the Executive, for a term life insurance policy for the benefit of the Executive and his beneficiaries, with a death benefit no less than the Executive’s Base Salary.  The proceeds of such policy shall be paid to the Executive’s beneficiaries in the event of the Executive’s death during the term of the Executive’s employment hereunder.

5.                                      Termination of Employment and Severance Benefits.  Notwithstanding the provisions of Section 2 hereof, the Executive’s employment under this Agreement shall terminate prior to the expiration of the Term under the following circumstances:

(a)                        Death.  In the event of the Executive’s death during the Term, the Executive’s employment shall immediately and automatically terminate.  In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any STIP, LTIP or other bonus compensation owed for the year preceding that in which termination occurs, but unpaid on the date of termination, and (iv) any business expenses incurred by the Executive but un-reimbursed as of the date of termination, provided that such expenses and required substantiation and documentation are known to the Company and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”).  Final Compensation shall be paid no later than seventy-five (75) days after such termination.  Additionally, in the event of the Executive’s death during the Term, the Company shall pay the monthly premium costs to continue medical and dental insurance for the Executive’s immediate family (and who are “qualified beneficiaries” within the meaning of Section 4980B(g)(1)(A) of the Code) pursuant to the federal law commonly known as “COBRA,” (“COBRA”) for a period of thirty-six (36) months; and, if death occurs following termination of employment and a timely COBRA election has been made, the Company shall pay such monthly premium costs for a total of thirty-six (36) months, measured from the date of termination. The Company shall also assist the Executive’s beneficiaries and/or estate to obtain the life insurance death benefit provided in Section 4(i) herein.  The Company shall have no further obligation to the Executive hereunder; provided, however, that the Executive’s beneficiary or estate shall be entitled to exercise any options which are vested as of the date of the Executive’s death, for not less than one year from such death, and to receive other equity rights of the Executive which are vested as of, or become vested as of, the date of the Executive’s death, in accordance with the terms of the applicable equity plans and any related agreements.

(b)                                Disability.

(i)                            The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred eighty five (185) days during any period of three hundred and sixty-five (365) consecutive calendar days.  In the event of such termination, the Company shall have no further obligation to the Executive, other than for payment of Final Compensation within ninety (90) days of such termination, and the options and other equity granted by the Company or its subsidiaries shall be exercisable, or become exercisable, in accordance with the terms of the applicable equity plans and related agreements, as modified herein.  Anything in the plans and agreements to the contrary notwithstanding, the Board has agreed that Executive shall have a period of one year from the date of such termination to exercise any stock options which are vested as of, or become vested as of, the date of termination.

(ii)                           The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.  Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(f), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan or until the termination of his employment, whichever shall first occur.

(iii)                        While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company employee benefit plans in accordance with Section 4(f) and the terms of such plans, until the termination of his employment.

(iv)                       If any question shall arise as to whether, during any period, the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation), the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such question shall arise and the Executive shall unreasonably fail to submit to a requested medical examination, the Company’s determination of the issue shall be binding on the Executive.

(v)                          The Executive may, in his discretion, seek to obtain at his own expense additional disability coverage.  The Company shall not be responsible for obtaining or paying for any such additional coverage or for providing to the Executive any disability benefits other than those provided under the Company’s disability plans applicable to employees generally, but at the Executive’s request the Company shall provide such information and related advice and assistance as in the Company’s determination is feasible under the circumstances and reasonably likely to assist the Executive in identifying and obtaining such coverage.

(c)                        By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time during the term of this Agreement upon notice to the Executive setting forth in reasonable detail the nature of such Cause.  The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i)                           The Executive’s substantial and ongoing failure to perform (other than by reason of death or disability), or gross negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates;

(ii)                        Knowing and material breach by the Executive of any provision of this Agreement which causes substantial damage to the Company or any of its Affiliates, provided that the Executive has been given a reasonable opportunity to cure any such material breach after notice from the Company, and such material breach has not been cured by the Executive;

(iii)                     The Executive engages in embezzlement or other dishonest conduct which causes material harm to the Company or any of its Affiliates;

(iv)                    Other gross misconduct by the Executive that is substantially harmful to the business, interests or reputation of the Company or any of its Affiliates; or

(v)                       Commission of a felony involving moral turpitude.

The Company may not terminate the Executive for Cause pursuant to Section 5(c)(i) during the Transition Period.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive, other than for Final Compensation which shall be paid within seventy-five (75) days of such termination.  All options to purchase shares of stock that were not exercisable on the date of termination will be forfeited, and will terminate immediately upon the date of termination; provided, however that pursuant to this Section 5(c), the Executive shall be entitled to exercise any options that were vested as of the termination date, and to receive any other equity rights that are vested as of the date of any termination, in accordance with the terms of the applicable equity plans and related agreements, as modified herein.

(d)                                By the Company Other than for Cause.

(i)                           The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive.

(ii)                        Reserved.

(iii)                     Except in connection with a termination by the Company of the Executive other than for Cause pursuant to Section 5(h) herein (Section 5(h) referring to a termination of employment in connection with a Change in Control), in the event of a termination by the Company of the Executive other than for Cause, in addition to Final Compensation which shall be paid within seventy-five (75) days of such termination, (A) the Company shall pay the Executive Base Salary continuation for a period of twelve (12) months at the rate in effect on the date of termination, (B) the Company shall pay the Executive the full amount of his annual STIP Bonus in cash, in an amount to be determined following the year in which the STIP Bonus would have been earned but for the termination and will do so at the time and in  accordance with the terms set forth in the STIP, (C) any granted but unvested LTIP grant shall vest in accordance with Section 5(d)(vi) hereof, and (D) if the Executive elects to continue his participation in the Company’s health and dental insurance plans under COBRA, the Company shall continue to pay the monthly premium cost of the Executive’s (and the Executive’s “qualified beneficiaries” within the meaning of Section 4980B(g)(1)(A) of the Code) participation in the Company’s group medical and dental plans until the conclusion of a period of twelve (12) months following the date of termination, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

(iv)                    Any obligation of the Company to the Executive hereunder is conditioned, however, upon the Executive signing and returning to the Company a timely and effective release of claims in the form provided by the Company substantially in the form of Exhibit A attached hereto (the “Release of Claims”); provided, however, that such Release of Claims shall not release any rights of the Executive with respect to earned but unpaid Base Salary, bonuses, and benefits in accordance with the terms of Section 4 hereof, any rights to insurance or indemnification  pursuant to the Company’s By-laws or applicable law, or any rights arising after the date of such Release of Claims.  Post-employment restrictions will be consistent with Restricted Activities as set forth in Section 9 of this Agreement.  The Release of Claims required for separation benefits under Section 5(d), Section 5(e), Section 5(g) or Section 5(h) hereof creates legally binding obligations on the part of the Executive, and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing it.  Except as otherwise expressly provided in this Section 5(d), payments to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company, and will be made or commenced at the Company’s  next regular payroll period which is at least five business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Company, but the first payment shall be retroactive to the next business day following the date of termination.  The Company agrees to provide the Executive with the form of release within 30 days of the termination of the Executive’s employment, and the Executive agrees to execute and return the release to the Company within 45 days from the date the Company provides the final form of the Release of Claims.

(v)                         In connection with any termination pursuant to this Section 5(d), the Executive shall have the right to exercise any vested stock options or receive other equity rights for twenty-four (24) months after the Executive’s termination date.

(vi)                      As of the termination of Executive’s employment, all of the Executive’s stock options, restricted stock or other equity rights including LTIP that are not vested or exercisable shall continue to vest and become exercisable as previously scheduled for a period of two years following the date of termination (the “First Two Year Period”).  Stock options which become exercisable in the First Two-Year Period shall remain exercisable for two years following such vesting.  At the end of the First Two-Year Period, any remaining unvested stock options, restricted stock or other equity rights shall vest and, in the case of stock options, shall be exercisable for two years following such vesting.  All stock options which are vested on the date of termination shall remain exercisable for a two-year period following such date.

(e)                          By the Executive for Good Reason.  The Executive may terminate his employment hereunder for Good Reason within nine (9) months of the events described in clauses (i) through (vi) below, provided that he gives the Company notice of the occurrence of the event or condition constituting Good Reason (the “Good Reason Condition”) within 90 days of the initial existence or occurrence of the Good Reason Condition, and further provided that the Company does not cure such event or condition within thirty (30) days of such notice.  The occurrence of any of the following without the Executive’s consent shall constitute Good Reason for termination by the Executive:

(i)                                    Removal of the Executive from the position of President and Chief Executive Officer of the Company (or a successor corporation);

(ii)                                 A material breach by the Company of its obligations under Section 3(a)(i) above;

(iii)                              Material diminution in the nature or scope of the Executive’s responsibilities, duties or authority;

(iv)                             The Executive is no longer the President and Chief Executive Officer of a publicly-traded company;

(v)                                Material failure of the Company to provide the Executive the Base Salary, bonuses, and employee benefits in accordance with the terms of Section 4; or

(vi)                             Any other material breach of this Agreement by the Company.

The Executive may not terminate his employment for Good Reason pursuant to this Section 5(e) during the Transition Period (as defined in Section 5(g)).  In the event of a termination by the Executive for Good Reason in accordance with this Section 5(e), the Executive will be entitled to the same pay and benefits, payable at the same time and in the same manner, as he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive signs an effective Release of Claims.

(f)                         By the Executive Other than for Good Reason.  The Executive may terminate the Executive’s employment hereunder other than for Good Reason at any time upon sixty (60) days’ notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement.  In the event of termination by the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion  thereof,  and,  whether  or  not the  Board  so  elects,  the  Company  will pay the Executive his Base Salary during the entire notice period.  In addition, the Company may, in the sole discretion of the Board, but shall not be required to, pay the Executive a pro-rated bonus through the last date of such notice period.  The Company shall have no further obligation to the Executive, other than for any Final Compensation due to him which shall be paid within ninety (90) days of any termination under this Section 5(f). All options to purchase shares of stock that were not exercisable on the date of termination will be forfeited and will terminate immediately upon the date of termination; provided, however, that the Executive shall be entitled to exercise any vested options and to receive other equity rights that are vested as of the date of his in accordance with the terms of the applicable equity plans and any related agreements, as modified herein.

(g)                        Retirement.  The Executive will retire from his position as President and Chief Executive Officer and from all other positions he then holds as an officer of the Company on the date (the “Retirement Date”) which is the earlier of (i) December 31, 2013 and (ii) 90 days following the commencement of employment of a new Chief Executive Officer of the Company. During such 90-day period (the “Transition Period”), the Executive will be available to assist the new CEO.  It is the intention of the Board that the Executive continue to serve as a member of the Board until the expiration of his current term on the Board, provided that he is not associated with a competitor of the Company, all in accordance with the Company’s Principles of Corporate Governance.  Within seventy-five (75) days of his Retirement Date, the Company will pay the Executive the Final Compensation.  Upon his Retirement Date, provided that the Executive signs and returns to the Company or its successor a timely and effective Release of Claims, all of the Executive’s stock options, restricted stock or other equity rights including LTIP that are not vested or exercisable shall continue to vest and become exercisable as previously scheduled for a period of two years following the Retirement Date.  Stock options which become exercisable in the two-year period following the Retirement Date shall remain exercisable for two years following such vesting.  At the end of the first two-year period, any remaining unvested stock options, restricted stock or other equity rights shall vest and stock options shall be exercisable for two years following such vesting.  All stock options which are vested on the Retirement Date shall remain exercisable for a two-year period following such Retirement Date.  The Company shall pay the Executive the full amount of his annual STIP Bonus in cash, in an amount to be determined following the year in which the STIP Bonus would have been earned but for his Retirement, and will do so at the time and in accordance with the terms set forth in the STIP.

(h)                                Upon a Change of Control.

(i)                         Upon a Change of Control (as defined herein in Section 5(g)(vi)), the Company shall pay the Executive for all of his stock or other equity rights in the Company in the same manner (net of exercise price in the case of options) and within the same time period as other shareholders of the Company in connection with the Change of Control.  Except as otherwise expressly provided in this paragraph, the terms and conditions of the Executive’s stock options, restricted stock, and other equity rights granted to the Executive  shall remain unchanged and shall be governed by the terms of the applicable Incentive Compensation Plan, Stock Option Agreement, shareholder agreement, and any other applicable equity-related agreement, together with such other restrictions and/or provisions generally applicable to shares purchased by Company employees, as each of the foregoing may be amended from time to time by the Company.

(ii)                      If prior to (but no more than nine (9) months prior to) and in connection with an anticipated Change of Control, the Company terminates the Executive’s employment other than for Cause, or the Executive terminates his employment for Good Reason, then, in addition to Final Compensation that the Company shall pay the Executive within ninety (90) days of any such termination, in lieu of any other payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof, and provided that the Executive signs and returns to the Company a timely and effective Release of Claims (to be provided by the Company and returned by the Executive under the timing rules of Section 5(d)(iv) above), then: (A) the Company shall pay and provide to the Executive the benefits described in Section 5(d)(iii) in the same manner, in the same amount and at the same times as would have been the case had Section 5(d) or Section 5(e), as the case may be applied, subject to the remaining provisions of this Section 5(g)(ii), and (B), if the Change of Control occurs within the nine (9)-month period following such termination, the Company and/or its successor shall pay and provide the following: (I) within thirty (30) days following such Change of Control, a lump sum payment in the gross amount of the excess of (aa) twenty-four (24) months of Base Salary at the rate in effect on the date of termination, over (bb) the aggregate gross payments made and to be made by the Company and/or its successor under Section 5(d)(iii)(A); (II) if the Executive had elected to continue participation in the Company’s health and dental insurance plans under COBRA, a continuation of payment of monthly premium costs of the Executive’s (and his qualified beneficiaries within the meaning of Section 4980B(g)(1)(A) of the Code) participation in such plans until the conclusion of a period of twenty-four (24) months following the date of termination, provided that the Executive is entitled to continue such participation under applicable law and plan terms; and (III) the Company shall cause all stock options, restricted stock, or other equity that had been granted to the Executive and that were not yet exercisable on the date of termination to become immediately exercisable (the “Accelerated Equity”).

(iii)                     If the Company or its successor terminates the Executive’s employment other than for Cause, or the Executive terminates his employment for Good Reason, in either case within the twelve (12)-month period commencing at a Change of Control, then, in addition to Final Compensation that the Company or its successor shall pay to the Executive within ninety (90) days of such termination, in lieu of any other payments to or on behalf of the Executive under Section 5(d) or Section 5(e) hereof, and provided that the Executive signs and returns to the Company or its successor a timely and effective Release of Claims (to be provided by the Company or its successor and returned by the Executive under the timing rules of Section 5(d)(iv) above), then: (AA) the Company or its successor shall pay and provide to the Executive a lump sum payment in the gross amount of twenty-four (24) months of Base Salary at the rate in effect on the date of termination; (BB) if the Executive elects to continue participation in the Company’s health and dental insurance plans under COBRA, the Company or its successor shall pay the monthly premium cost of the Executive’s (and his qualified beneficiaries within the meaning of Section 4980B(g)(1)(A) of the Code) participation in such plans until the conclusion of a period of twenty-four (24) months following the date of termination, provided that the Executive is entitled to continue such participation under applicable law and plan terms; and (CC) the Company shall cause all stock options, restricted stock, or other equity that had been granted to the Executive and that were not yet exercisable on the date of termination to become immediately exercisable (the aforementioned “Accelerated Equity”).  The Accelerated Equity will remain exercisable until that date which is twenty-four (24) months from the date of termination, after which any Accelerated Equity not exercised shall be forfeited and shall terminate.  Except as otherwise expressly provided in this paragraph, the terms and conditions of the Accelerated Equity shall remain unchanged and shall be governed by the terms of the applicable Incentive Compensation Plan, Stock Option Agreement, shareholder agreement, and any other applicable equity-related agreement, together with such other restrictions and/or provisions generally applicable to shares purchased by Company employees, as each of the foregoing may be amended from time to time by the Company.

(iv)      Reserved.

(v)                      Reserved.

(vi)                  A Change of Control shall be deemed to have taken place upon the occurrence of a “change in control event” as defined in Treas. Regs. § 1.409A-3(i)(5); provided, for the avoidance of doubt, that in applying Treas. Regs. § 1.409A-3(i)(5)(vii) (pertaining to certain asset sales), the relevant minimum percentage threshold shall be 50%.

(i)                              Limitation on Severance Benefits.  For the avoidance of doubt, under no circumstances shall the Executive be entitled to benefits under more than one subsection of this Section 5, nor shall the Executive be entitled to severance pay or benefits under any severance agreement or severance plan other than the benefits expressly set forth in this Agreement.

j)                                 No Mitigation; No Offset.  The Executive shall have no duty to seek new employment or other duty to mitigate following a termination of employment, and no compensation or benefit described in this Section 5 shall be subject to reduction or offset on account of any subsequent compensation.

(k)                          Timing of Payments.  Notwithstanding anything to the contrary provided for herein, if, at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferral of compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the earlier of the date that follows the date of such separation from service by six (6) months or the date of the Executive’s death.  For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A, and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(l)                              Post-Agreement Employment.  In the event the Executive remains in the employ of the Company or any of its Affiliates following termination of this Agreement, by the expiration of the term or otherwise, then such employment shall be at-will.

(m)                      In the event that the Executive is prevented from selling Company stock during his entire post termination exercise period due to his compliance with the Company’s Insider Trading Policy or window policy in effect on the date of his termination of employment, regardless of the type of termination, the Executive will be granted an additional period of 10 business days to sell his Company stock commencing on the first day such activity is permitted by the Insider Trading Policy or window policy.

6.                                        Effect of Termination.  The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the Term, pursuant to Section 5, or otherwise.

(a)                         Upon request  of  the  Company,  the  Executive  shall  promptly  give  the Company  notice of  all facts  reasonably  necessary  for the Company  to determine the nature, amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.

(b)                         Except for any right of the Executive to continue medical and dental plan participation in accordance with the terms of this Agreement and applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment, without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c)                          Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8, and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive  under Section 5(d), 5(e), or 5(g) hereof is expressly conditioned upon the Executive’s continued full performance of his obligations under Sections 7, 8, and 9 hereof.

7.                                              Confidential Information.

(a)                         The Executive acknowledges and agrees that the Confidentiality and Non- Solicitation Agreement between Green Mountain Coffee Roasters, Inc. and Larry Blanford, Board Candidate dated March 15, 2007 (hereinafter the “Confidentiality and Non-Solicitation

Agreement”) shall remain in full force and effect in accordance with its terms.

(b)                         In addition to and without waiving the foregoing, the Executive further acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates, and that the Executive may learn of Confidential Information during the course of employment.  The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information, and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates.  The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 7 shall not apply to information that is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(c)                           All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates.  The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

8.                              Assignment of Rights to Inventions.  The Executive shall promptly and fully disclose all Inventions, as defined below, to the Company.  The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property.  The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights, and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Inventions.  The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9.                              Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the good will, Confidential Information, and other legitimate business interests of the Company and its Affiliates:

(a)                          While the Executive is employed by the Company and for eighteen (18) months after his employment terminates (together, the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co venturer or otherwise, compete with the Business anywhere where the Business is conducted, or undertake any planning for any business competitive with the Business.  Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the Business as conducted or under consideration at any time during the Executive’s employment.  Restricted activity also includes, without limitation, accepting employment or a consulting position with, or otherwise providing services to, any Person who is or is planning to become a competitor of the Business where such employment, consulting or services relate to the Business.

(b)                          The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(c)                           The Executive agrees that, during the Restricted Period, the Executive will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding one (1) year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within said one (1) year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

(d)                          The Executive agrees that, during the Restricted Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.  For the purposes of this Agreement, an “employee” or “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding one (1) year.

(e)                            Certification Requirement.  During the Restricted Period, the Executive shall provide notice to the Company on a quarterly basis confirming that, to the best of his knowledge or belief, he is in full compliance with his obligations under Section 9.

10.                       Enforcement of Covenants.  The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8, and 9 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment  during the period in which the Executive is bound by these restraints.  The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing.  The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8, or 9 hereof, the damage to the Company would be irreparable.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond, together with an award of the attorney’s fees incurred in enforcing its rights hereunder; provided, however, that in any proceeding relating to the enforcement of this Agreement by either party, the non-prevailing party shall pay the prevailing party’s attorneys’ fees, costs and expenses.  The parties further agree that, in the event that any provision of Section 7, 8, or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11.                        Conflicting Agreements.  The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder.  The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12.                        Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

(a)                          “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

(b)                          “Business” means the business of providing hot or cold beverages or related appliances engaged in by the Company and any new industry practices or areas that the Company starts planning or enters during the Executive’s employment with the Company.

(c)                           “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business.  Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships.  Confidential Information also includes any information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(d)                         “Inventions” means any and all inventions, formulas, discoveries, developments, designs, innovations, improvements, or processes (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(e)                          “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(f)                           “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

13.                             Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14.                             Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest  herein,  by operation  of law or otherwise,  without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations  under this  Agreement  without  the consent  of the  Executive  in the event  that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person.   This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs, and permitted assigns.

15.                             Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.                             Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.                             Separation from Service.  All references in this Agreement to termination of employment and correlative terms shall be construed to require a “separation from service” as that term is defined in Treas. Regs. § 1.409A-1(h).

18.                             Code Section 409A.

(a)                                    It is intended that this Agreement will comply with Section 409A, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of this Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act pursuant to this Section 18 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.

(b)                                    Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 18 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the Executive’s “termination of employment” (and corollary terms, including the end of the Employment Period) with the Company shall be construed to refer to the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

(c)                           With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the _amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount tha.t may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

19.                         Indemnification and Liability Insurance.  The Executive and the Company entered into an indemnification agreement effective as of August 10, 2009, which agreement remains in full force and effect in accordance with its terms.

20.                         Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company, with a copy (which shall not constitute notice) to Katten Muchin Rosenman, LLP, 575 Madison Avenue, New York, NY 10022 Attn: Steven Eckhaus, Esq., steven.eckhaus@kattenlaw.com, or, in the case of the Company, at its principal place of business, attention of Fran Rathke, or to such other address as either party may specify by notice to the other actually received.

21.                         Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s  employment, including but not limited to the Employment Agreement effective as of May 3, 2007, which agreement shall be of no further force and effect from and after the Effective Date; excluding only the agreements or plans related to any stock options or restricted shares of the Company and the Confidentiality and Non-Solicitation Agreement, all of which agreements and plans shall remain in full force and effect in accordance with their terms.

22.                         Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

23.                         Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

24.                         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

25.                         Governing Law.  This is a Vermont contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Vermont, without regard to the conflict of laws principles thereof.

IN WlTNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the dale first above written.

THE EXECUTIVE:

/s/ Lawrence J. Blanford
Lawrence J. Blanford

GREEN MO UNTAIN COFFEE
ROASTERS, INC.

By:	/s/ Robert P. Stiller
Robert P. Stiller
Chairman of the Board of Directors

EXHIBIT A

RELEASE OF CLAIMS

THIS RELEASE is executed by the undersigned (the “Executive”) as of the date hereof.

WHEREAS, the Executive and Green Mountain Coffee Roasters, Inc. (the “Company”) entered into an employment agreement dated as of February 1, 2012 (the “Employment Agreement”);

WHEREAS, the Executive has certain entitlements pursuant to the Employment Agreement subject to the Executive’s executing this Release and complying with its terms.

NOW, THEREFORE, in consideration of the payments set forth in Section 5 of the Employment Agreement and other good and valuable consideration, the Executive agrees as follows:

The Executive, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns (the “Executive Releasors”), hereby releases and forever discharges the Company and its affiliated companies and their past and present parents, subsidiaries, successors and assigns and all of the aforesaid companies’ past and present officers, directors, employees, trustees, shareholders, representatives and agents (the “Company Releasees”), from any and all claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, that any Executive Releasor had, may have had or now has against the Company or any other Company Releasee as of the date of execution of this Release arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with the Company (or any affiliate), including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act of 1991, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (other than any claim for vested benefits), the Family and Medical Leave Act, and the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act (“ADEA’’), tort, contract, or alleged violation of any other legal obligation (collectively “Released Executive Claims”).  In addition, in consideration of the promises and covenants of the Company, the Executive, on behalf of himself and the other Executive Releasors, further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to any of the foregoing actions, causes of action, claims or charges that are known or suspected to exist in the Executive’s favor as of the date of this Agreement and Release.  Notwithstanding anything to the contrary this Release of Claims does not release, diminish, reduce, waive, forfeit or affect (1) the Executive’s right to enforce this Release; (2) the Executive’s right to be indemnified by the Company in accordance with the indemnification agreement between the Company and the Executive dated August 10, 2009 or as otherwise provided by applicable law or the Company’s by-laws; (3) the Executive’s right to equity awards that will have accrued or vested as of the date of termination or which will vest after the date of termination based on the terms of the Employment Agreement; or (4) any right the Executive may

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have to enforce Sections 4, 5, 6, 7 or 19 of the Employment Agreement.

The Executive understands that nothing in this Release shall be construed to prohibit him from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, and/or any federal, state or local agency.  Notwithstanding the foregoing, the Executive hereby waives any and all rights to recover monetary damages in any charge, complaint, or lawsuit filed by him or by anyone else on his behalf based on events occurring prior to the date of this Release.

The Executive agrees that he shall continue to be bound by, and will comply with, the provisions of Sections 7 and 9 of the Employment Agreement and the provisions of such sections, along with Section 5 (j) and 10 of the Employment Agreement, shall be incorporated fully into this Release.

The Executive acknowledges that he has been provided a period of at least 21 calendar days in which to consider and execute this Release.  The Executive further acknowledges and understands that he has seven calendar days from the date on which he executes this Release to revoke his acceptance by delivering to the Company written notification of his intention to revoke this Release in accordance with Section 20 of the Employment Agreement.  This Release becomes effective when signed unless revoked in writing and in accordance with this seven-day provision.  To the extent that the Executive has not otherwise done so, the Executive is advised to consult with an attorney prior to executing this Release.

This Release shall be governed by and construed and interpreted in accordance with the laws of the State of Vermont without reference to principles of conflicts of law.  Capitalized terms, unless defined herein, shall have the meaning ascribed to such terms in the Employment Agreement.

IN WITNESS WHEREOF, the Executive has executed this Release as of the date hereof.

/s/ Lawrence J. Blanford
Lawrence J. Blanford

Date:	February 1, 2012

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